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                                                Registration No. 333-33689
                                                Filed Pursuant to Rule 424(b)(3)

                         ADVANCED RADIO TELECOM CORP.

                     Supplement dated October 29, 1997 to
                       Prospectus dated August 19, 1997

RECENT DEVELOPMENTS:

     The Company has entered into an agreement dated September 29, 1997 with Columbia Capital Corporation and Columbia Millimeter Communications, L.P. (collectively, the "Sellers") which provides, among other things, for the Company to acquire from the Sellers 23 38 GHz licenses covering an estimated approximately 21.4 million persons (a portion of which satisfy obligations of the Sellers in connection with the CommcoCCC Acquisition) in consideration of 1,335,750 shares of the Company's Common Stock. Such agreement also provides that in certain circumstances the Company may require the Sellers to transfer to the Company, and the Sellers may require the Company to acquire from Sellers, for additional shares of Common Stock, certain additional 38 GHz licenses. The consummation of the transaction is subject to various customary closing conditions including FCC approval. Capitalized terms used herein and not otherwise defined are used herein as defined in the Prospectus.